Exhibit 10.1
LOAN AGREEMENT
Dated as of: October 20, 2010
Between
METRO BANK
as Lender
and
UNILIFE CROSS FARM LLC
as Borrower

LOAN AGREEMENT
This LOAN AGREEMENT made and entered into October 20, 2010, by and between METRO BANK, as Lender, and UNILIFE CROSS FARM LLC, a Delaware Limited Liability Company, as Borrower.
SECTION I. DEFINITIONS.
General Provisions. Unless expressly provided otherwise in this Agreement or in the Loan Documents, or unless the context requires otherwise:
(a) all accounting terms used in this Agreement and in the Loan Documents not otherwise defined herein or therein shall have the meanings given to them in accordance with Generally Accepted Accounting Principles;
(b) all terms used herein and in the Loan Documents not otherwise defined herein or therein that are defined in the Pennsylvania Uniform Commercial Code, as amended from time to time, shall have the meanings set forth therein;
(c) all capitalized terms defined in this Agreement shall have the defined meanings when used in the Loan Documents and in any other documents made or delivered pursuant to this Agreement;
(d) the singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders;
(e) all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;
(f) all references to “Sections,” “Subsections,” “Paragraphs” and “Subparagraphs” shall refer to provisions of this Agreement;
(g) all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect; and
(h) all references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.
Defined Terms. As used herein, the following terms shall have the meanings indicated, unless the context otherwise requires:
“Agreement” shall mean this loan agreement and any future amendments, restatements, modifications or supplements hereof or hereto.

“Applicable Rate” shall mean the stated rate of interest due and payable, from time to time, as more fully set forth in the Notes.
“Bankruptcy Code” shall mean the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or any successor law thereto, and any rules promulgated in connection therewith.
“Borrower” shall mean Unilife Cross Farm LLC, a Delaware limited liability company.
“Business Assets” shall mean any real, personal, mixed tangible or intangible property of any nature, including cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets, prepayments, deposits, escrows, accounts receivable, tangible property, software, contract rights, intangibles and goodwill, claims, causes of action and other legal rights and remedies.
“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday recognized as such under the laws of the Commonwealth of Pennsylvania.
“Closing Date” shall mean the date hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor law thereto, and any regulations promulgated thereunder.
“Collateral” shall mean:
(a) a valid title-insured first mortgage lien on the real property and all improvements thereon located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania as security for Facility A;
(b) a valid title-insured second mortgage lien on the real property and all improvements thereon located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania as security for Facility B;
(c) an assignment of all present and future rents and leases associated with the real property located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania as security for Facility A and Facility B;
(d) a collateral assignment of agreements affecting real estate associated with the real property located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania as security for Facility A;
(e) a valid security interest in the Business Assets of Borrower and Guarantors as security for Facility A and Facility B; and
(f) a valid first priorty security interest in sixty-five percent (65%) of Unilife Corporation’s capital stock in Unilife Medical Solutions, Ltd.

All Collateral is being granted to Lender as collateral security for the performance of this Agreement, the payment of the principal of and interest on the Notes and all other advances made by Lender for the benefit of Borrower under this Agreement, the Notes, the Collateral Documents or any instrument delivered to Lender pursuant to any of the foregoing and for the performance of Borrower of any obligation or agreement of Borrower to Lender.
“Commitment Letters” shall mean the two (2) letters dated October 14, 2010 from Lender to Borrower and any amendments, restatements, modifications or supplements thereof or thereto.
“Construction Period” shall mean the first eighteen (18) months following the Closing Date or upon the certified completion of construction by an independent third party engineer agreed upon between the parties, whichever occurs first.
“Contamination” shall mean the presence of any Hazardous Substance that would require Remedial Actions under applicable law.
“Debt” shall mean:
(a) all items of indebtedness or liability that in accordance with Generally Accepted Accounting Principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet as of the date as of which Debt is to be determined;
(b) all indebtedness secured by any mortgage, pledge, lien or security interest existing on any real or personal property owned by the Person whose Debt is being determined, regardless whether the indebtedness secured thereby is a recourse or nonrecourse obligation of that Person or any Subsidiaries; and
(c) all guaranties, endorsements (other than for purposes of collection in the ordinary course of business), other contingent obligations with respect to, or to purchase or to otherwise acquire, indebtedness of others, and all other contingent obligations.
“Debt Service Reserve” shall have the meaning as set forth in Section 5.14.
“Default” shall mean any event specified in Subsection 7.1, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.
“Event of Default” shall mean any event specified in Subsection 7.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Facility A” shall mean the term loan given by Lender to Borrower in the principal amount of $14,250,000.00.

“Facility B” shall mean the term loan given by Lender to Borrower in the principal amount of $3,750,000.00.
“Financial Covenants” for Borrower shall mean:
(a) For Borrower:
(i) The Borrower’s minimum cash flow, based upon year end financial statements and defined as (net income + depreciation + amortization + interest expense + non-cash items — unfunded capital expenditures — distributions — withdraws — gain on the sale of fixed assets) / (interest expense + scheduled principal payments on long term debt), shall not fall below 1.10x.
(ii) The Borrower’s current ratio, based upon year end financial statements and as defined by GAAP, shall not fall below 1.10x.
(iii) The Borrower’s debt-to-net worth, based upon year end financial statements and as defined by GAAP, shall not exceed 2.00x.
(b) For Unilife Corporation: Unilife Corporation shall maintain a minimum cash balance of not less than $5,000,000.00, which shall include any amount deposited in Borrower’s Debt Service Reserve account with Lender.
“Generally Accepted Accounting Principles” shall mean, at any particular time, generally accepted accounting principles as in effect at such time; provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “Generally Accepted Accounting Principles” shall refer to the principle that is then employed by Borrower with the agreement of its independent certified public accountants.
“Guarantors” shall mean Unilife Medical Solutions, Inc. and Unilife Corporation.
“Hazardous Substances” shall mean any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to:
(a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601(14), as a “hazardous substance;”
(b) the Clean Water Act, 33 U.S.C. §1321(b)(2)(A), as a “hazardous substance;”
(c) the Clean Water Act, 33 U.S.C. §§1317(a) and 1362(13), as a “toxic pollutant;”

(d) Table 1 of Committee Print Numbered 95-30 of the Committee on Public Works and Transportation of the United States House of Representatives, as a “toxic pollutant;”
(e) the Clean Air Act, 42 U.S.C. §7412(a)(1), as a “hazardous air pollutant;”
(f) the Toxic Substances Control Act, 15 U.S.C. §2606(f), as an “imminently hazardous chemical substance or mixture;”
(g) the Resource, Conservation and Recovery Act, 42 U.S.C. §§6903(5) and 6921, as a “hazardous waste;” or
(h) any other laws, regulations or governmental publications, as presenting an imminent and substantial danger to the public health or welfare or to the environment, or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.
The term “Hazardous Substances” shall also include: (w) petroleum, crude oil, gasoline, natural gas, liquefied natural gas, synthetic fuel, and all other petroleum, oil, or gas based products; (x) nuclear, radioactive, or atomic substances, mixtures, wastes, compounds, materials, elements, products or matters; (y) asbestos, asbestos-containing materials, polychlorinated biphenyls, and (z) any other substance, mixture, waste, compound, material, element, product or matter that presents an imminent and substantial danger to the public health or welfare or to the environment upon its Release.
“IFIP” shall mean the Infrastructure and Facilities Improvement Program.
“Lender” shall mean Metro Bank.
“Loan” or “Loans” shall mean individually and collectively Facility A and Facility B.
“Loan Documents” shall mean the Notes, this Agreement and the other Security Documents and all other documents and instruments executed and delivered to Lender by or on behalf of Borrower in connection therewith and any modifications, amendments, restatements, substitutions and replacements of or for any of the foregoing.
“Mortgages” shall mean the Open-End Commercial Mortgage and Security Agreement for the real property located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania and the Commercial Mortgage and Security Agreement for the real property located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania dated as of October 20, 2010 executed by Borrower.
“Notes” shall mean Borrower’s Term Note, in the principal amount of $14,250,000.00, dated as of October 20, 2010 and Borrower’s Term Note, in the principal amount of $3,750,000.00, dated as of October 20, 2010.

“Obligations” shall mean all liabilities, duties and obligations of Borrower to Lender with respect to any covenants, representations or warranties herein or in the other Loan Documents, with respect to the principal of and interest on the Note(s), and all other present and future fixed and/or contingent obligations of Borrower to Lender hereunder, under the other Loan Documents, and otherwise relating to the Loan, including, without limitation, obligations with respect to interest accruing (or which would accrue but for §502 of the Bankruptcy Code) after the date of any filing by Borrower of any petition in Bankruptcy or the commencement of any Bankruptcy, insolvency or similar proceedings with respect to Borrower.
“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, or any other legal entity.
“Prime Rate” (sometimes called “Wall Street Journal Prime Rate”) shall mean the interest rate per annum announced or published from time to time in various business journals and publications such as the Wall Street Journal, Eastern Edition, or its successor publication as the “Prime Rate.” If the Wall Street Journal or its successor publication ceases to publish a rate or rates of interest as the Base Rate, the term “Prime Rate” shall mean the rate which Lender establishes as its “Prime Rate” whether or not published. If Lender has more than one Prime Rate in effect simultaneously, “Prime Rate” shall mean the highest of such prime rates then simultaneously in effect. The utilization of “Prime Rate” herein is solely for the purpose of defining the rate of interest applicable hereunder. Its utilization shall in no way preclude or limit Lender from lending to certain borrowers, from time to time, at a rate of interest less than the “Prime Rate” as defined hereunder.
“Real Property” shall mean the real estate located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania.
“Regulatory Change” shall mean (a) any change on or after the date of this Agreement in United States federal, state, or any foreign, laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System) applying to the class of Lenders including Lender or (b) the adoption or making on or after such date of any interpretations, directives or requests applying to a class of Lenders including Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary Borrower charged with the interpretation or administration thereof.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or dumping.
“Remedial Actions” shall mean:
(a) clean-up or removal of Hazardous Substances;

(b) such actions as may be necessary to monitor, assess, or evaluate the Release or threatened Release of Hazardous Substances;
(c) proper disposal or removal of Hazardous Substances;
(d) the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a Release or threatened Release of Hazardous Substances to the public health or welfare or to the environment; and
(e) the providing of emergency assistance after a Release.
Remedial Actions include, but are not limited to, such actions at the location of a Release as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of Hazardous Substances or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavations; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.
“Security Documents” shall mean, individually and collectively, this Agreement, the Mortgages, the Security Agreements, the Assignment of Rents and Leases, any UCC financing statements, and any other instruments now or hereafter executed and delivered to Lender to secure, or to assure, payment or performance, of the Obligations, and any future amendments, restatements, modifications or supplements thereof or thereto.
“UCC” shall mean the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania, as amended from time to time.
“USDA” shall mean the United States Department of Agriculture.
SECTION 2. AMOUNT AND TERMS OF NOTES; AND SECURITY AGREEMENT.
2.1 The Notes.
(a) Facility A. Lender has made a term loan to Borrower, in the principal amount of Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000.00) and Borrower has executed and delivered to Lender that certain Term Note (the “Facility A Note”). The Facility A Note shall be secured by the Loan Documents. The principal balance of the Facility A Note shall be payable at maturity in twenty (20) years from the completion of the Construction Period (the “Facility A Maturity Date”). The interest rate shall be a fluctuating rate at the Prime Rate plus one and one half of one percent (1.5%) per annum, to be adjusted not more than quarterly, with a floor of four and one half of one percent (4.5%) per annum, during the Construction Period, followed by a fixed rate at the five (5) year T-bill plus three hundred (300) basis points per annum, with a floor of six percent (6%) per annum, for a period of five (5) years, followed by a fluctuating rate at the Prime Rate plus one percent (1%) per annum, to be adjusted not more than quarterly, with a floor to be determined unless a new fixed rate has been negotiated. Interest only, at the Applicable Rate of interest, as adjusted from time to time, shall be payable monthly during the Construction Period. Thereafter, principal and interest, at the Applicable Rate of interest, as adjusted from time to time, shall be payable monthly in consecutive level payments calculated by assuming a twenty (20) year amortization until the Facility A Maturity Date, at which time all remaining principal and accrued interest shall be payable in full. Lender shall have the absolute right to adjust the monthly payments quarterly during any fluctuating rate period to allow the Loan to amortize over the term to maturity and shall provide to Borrower a copy of its analysis thereof.

(b) Facility B. Lender has made a term loan to Borrower, in the principal amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) and Borrower has executed and delivered to Lender that certain Term Note (the “Facility B Note”). The Facility B Note shall be secured by the Loan Documents. The principal balance of the Facility B Note shall be payable at maturity in ten (10) years from the date of the Facility B Note (the “Facility B Maturity Date”). The interest rate shall be a fluctuating rate at the Prime Rate plus one and one half of one percent (1.5%) per annum, to be adjusted not more than quarterly, with a floor of four and one half of one percent (4.5%) per annum, during the Construction Period, followed by a fixed rate at the five (5) year T-bill plus three hundred (300) basis points per annum, with a floor of six percent (6%) per annum, for a period of five (5) years, followed by a fluctuating rate at the Prime Rate plus one percent (1%) per annum, to be adjusted not more than quarterly, with a floor to be determined unless a new fixed rate has been negotiated. Principal and interest, at the Applicable Rate of interest, as adjusted from time to time, shall be payable monthly in consecutive level payments calculated by assuming a ten (10) year amortization until the Facility B Maturity Date, at which time all remaining principal and accrued interest shall be payable in full. Lender shall have the absolute right to adjust the monthly payments quarterly during any fluctuating rate period to allow the Loan to amortize over the term to maturity and shall provide to Borrower a copy of its analysis thereof.
2.2 Purpose. The proceeds from the Notes shall be used for the construction and permanent financing of a new 165,000 square foot manufacturing facility located within the Greenspring Industrial Park located at 250 Cross Farm Lane, Conewago Township, York County, Pennsylvania.
2.3 Computation of Interest. Interest shall be calculated on the basis of a 360-day year for actual days elapsed. Any change in the interest rate on the Notes resulting from a change in the Prime Rate shall become effective immediately and automatically with each such change in the Prime Rate without further action by Lender and without notice to Borrower; provided, Lender will notify Borrower of any change in the amount of Borrower’s monthly payment as a result of a change in the Prime Rate.
2.4 Payments. All payments (including prepayments) by Borrower hereunder shall be made at any office of Lender, or such other place or places as Lender may direct, prior to 10:00 A.M. on the date of payment, in lawful money of the United States of America, and in immediately available funds, and, when due or upon instruction from Borrower, may be made by debit to any of Borrower’s general accounts with Lender.

2.5 Late Payment Charges. If Borrower shall fail to pay any installment of interest due under the Notes or any other sum due to Lender under any of the Loan Documents within ten (10) days of the date it is due, Borrower shall pay to the order of Lender, immediately, without notice or demand, a late charge equal to five percent (5%) of the amount overdue to defray part of the additional expense incurred by Lender in connection with the delinquency and collection of the overdue amount. The provision for such late charge shall not be construed to permit Borrower to make any payment after its due date, obligate Lender to accept any overdue installment, or affect Lender’s rights and remedies upon the occurrence of an Event of Default.
2.6 Default Rate. Notwithstanding anything to the contrary herein or in any of the other Loan Documents, on the occurrence of any Default or Event of Default, the interest rate otherwise applicable to any Notes outstanding shall automatically increase by four percent (4%) per annum above the Applicable Rate (the “Default Rate”). Borrower recognizes and acknowledges that: (i) this Section 2.6 is a material inducement for Lender to extend credit to Borrower; (ii) Lender would not have extended credit to Borrower in the absence of the provisions of this Section 2.6; (iii) amounts required to be paid by Borrower under this Section 2.6 represents compensation for increased risk to Lender that the Debt evidenced hereby will not be repaid; and (iv) amounts required to be paid by Borrower under this Section 2.6 is not a penalty and represents a reasonable estimate of (x) the cost to Lender in allocating its resources (both personnel and financial) to the on-going review, monitoring, administration, and collection of the Debt evidenced hereby, and (y) compensation to Lender for losses that are difficult to ascertain.
2.7 Prepayment Penalty. If Borrower makes prepayments to the Loan, Lender is entitled to collect and Borrower shall pay a prepayment penalty in the amount of two percent (2%) during the first three (3) years of any fixed rate period.
2.8 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours to inspect Borrower’s Books applicable to its business and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
SECTION 3. REPRESENTATIONS AND WARRANTIES.
To induce Lender to enter into this Agreement and to make the Loan, Borrower represents and warrants to Lender that:
3.1 Organization and Qualification. Borrower is a Delaware Limited Liability Company and is in good standing under the laws of the State of Delaware. Unilife Medical Solutions, Inc. is a Delaware Corporation and is in good standing under the laws of the State of Delaware. Unilife Medical Solutions, Ltd. is an Australian Corporation and is in good standing under the laws of Australia. Unilife Corporation is a Delaware Corporation and is in good standing under the laws of the State of Delaware.

3.2 Power and Borrower. Borrower has the power to execute, deliver and perform its obligations under the Loan Documents, to borrow under this Agreement and to create, or cause the creation of, the collateral security interests for which the Security Documents provide, and has taken all necessary action to authorize the borrowings hereunder on the terms and conditions of this Agreement and the execution and delivery of, and performance under, the Loan Documents. No consent, license, approval or authorization of, or registration or declaration with, any governmental Borrower, bureau, agency or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents
3.3 Enforceability. The Loan Documents, when executed and delivered to Lender pursuant to the provisions of this Agreement, will constitute valid obligations of Borrower legally binding upon Borrower and enforceable in accordance with their respective terms, except as enforceability of the foregoing may be limited by Bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights.
3.4 Conflict with Other Instruments. The execution and delivery of, and performance under, the Loan Documents by Borrower will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction in the Collateral or of the organizational documents of Borrower or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Borrower is a party or which purports to be binding upon Borrower or any of its properties or assets, and will not result in the creation or imposition of any lien, charge, encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement other than the first priority lien in the Collateral in favor of Lender provided for herein.
3.5 Litigation. No actions, suits or proceedings before any court or governmental department or agency (whether or not purportedly on behalf of Borrower) are pending or, to the knowledge of Borrower, threatened (a) with respect to any of the transactions contemplated by this Agreement or (b) against or affecting Borrower or any of its properties that, if adversely determined, could reasonably be expected to have a material adverse effect upon the financial condition or operations of Borrower, or Borrower’s ability to perform any of its obligations under the Loan Documents.
3.6 Default. Borrower is not in default under any material existing agreement, and no Default or Event of Default hereunder has occurred and is continuing.
3.7 Taxes. Borrower has filed or caused to be filed all tax returns (including, without limitation, those relating to federal and state income taxes) required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books). No tax liens have been filed against Borrower, or against any of the Collateral of Borrower, and no claims are being asserted with respect to taxes which could have a material adverse effect upon the financial condition, business or operations of Borrower.

3.8 Financial Condition. All balance sheets, profit and loss statements, and other financial statements of Borrower in each case which have heretofore been delivered to Lender, and all financial statements and data of Borrower which will hereafter be furnished to Lender, are or will be (when furnished) true and correct and do or will (when furnished) present fairly, accurately and completely the financial position of Borrower and the results of Borrower’s operations in each case as of the dates and for the periods for which the same are furnished. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis. Except as set forth on Schedule 3.9, Borrower does not possess any “loss contingency” (as that term is defined in Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 5 — “FASB 5”) which is not accrued, reflected, or reserved against in its balance sheet or disclosed in the footnote to such balance sheet. There has been no material adverse change in the business, properties, operations or condition (financial or otherwise) of Borrower since the date of the financial statements which were most recently furnished by Borrower to Lender. No event has occurred that could reasonably be expected to interfere substantially with the normal business operations of Borrower, except as disclosed in writing to Lender heretofore or concurrently herewith.
3.9 Use of Proceeds. The proceeds of the Notes shall be used solely for the purposes set forth in Section 2.2
3.10 Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the loan will be used to purchase or carry any margin stock or to reduce or retire any indebtedness incurred for such purpose or to extend credit to others for such purpose.
3.11 No Notices; No Violations. Except as disclosed in writing to Lender heretofore or concurrently herewith, Borrower has not received any notice from any federal, state or local authority or any insurance or inspection body to the effect that the fails to comply with any applicable law, ordinance, regulation, building or zoning law, judicial or administrative determination, or any other requirements of any such authority or body, and, to its knowledge, the Real Property is in full compliance with all such laws, ordinances, determinations, regulations and requirements.
3.12 Environmental Matters.
The Real Property is not being, and except as disclosed in writing to Lender heretofore or concurrently herewith, to Borrower’s knowledge have not been, used to make, store, handle, treat, dispose of, generate, or transport Hazardous Substances in violation of any applicable law. To Borrower’s knowledge, there has never been a Release of Hazardous Substances on, from, or near the Real Property or any other property owned or used by Borrower in violation of any applicable law or that caused or might cause Contamination, and no Contamination exists on any such property.

Borrower has never received any notification, citation, complaint, violation or notice of any kind from any Person relating or pertaining to the making, storing, handling, treating, disposing, generating, transporting or Release of any Hazardous Substances, and neither Borrower nor any property owned or used by Borrower is under any investigation with respect to any such matters.
There are no underground storage tanks on the Real Property except as disclosed in the Environmental Questionnaire executed by Borrower and delivered to Lender.
3.13 Title to Collateral. Borrower is the owner of the Real Property and all improvements thereon, or to be constructed thereon, which real property is free and clear of all liens and encumbrances of any kind except as set forth on Schedule 3.13 hereto.
SECTION 4. CONDITIONS OF CLOSING AND BORROWING.
4.1 Closing. As a condition precedent to Lender’s obligation to close, the following conditions shall all be satisfied:
(a) Loan Documents. Borrower shall have delivered or caused to be delivered to Lender duly executed copies of each of the Loan Documents.
(b) Borrower’s Authorizations.
(i) Borrower shall have delivered to Lender:
(A) a copy, certified by the Members of Borrower, of the minutes or resolutions of Borrower authorizing and approving the execution and delivery of and performance under this Agreement and the other Loan Documents to which Borrower is a party, the borrowings provided for hereunder and the creation of the collateral security interests for which the Security Documents provide;
(B) a copy of Borrower’s Operating Agreement and all supplements and amendments thereto;
(C) a copy of Borrower’s Certificate of Formation, filed with the State of Delaware and certified by all parties thereto;
(D) Tax Lien Certificates evidencing no tax liens against Borrower or Guarantors; and
(E) a current incumbency certificate, setting forth the names and titles of the incumbent members of Borrower.
(ii) Borrower shall have delivered to Lender on behalf the Guarantors:
(A) a copy, certified by the Secretary of each Guarantor, of the minutes or resolutions of each Guarantor authorizing and approving the execution and delivery of and performance under this Agreement and the other Loan Documents by each Guarantor, the borrowings provided for hereunder and the creation of the collateral security interests for which the Security Documents provide;

(B) a copy of each Guarantor’s Articles of Incorporation and any amendments filed with the State of Delaware and certified copies of each Guarantor’s Bylaws;
(C) Tax Lien Certificates evidencing no tax liens against each Guarantor; and
(D) current incumbency certificates, setting forth the names and titles of the incumbent officers of each Guarantor.
(iii) Borrower shall have delivered to Lender on behalf Unilife Medical Solutions, Ltd.: a copy of Unilife Medical Solutions, Ltd.’s Articles of Incorporation, or the Austrialian equivalent, and a certified copy of Unilife Medical Solutions, Ltd.’s Bylaws, or the Austrialian equivalent.
(c) Legal Opinions. Counsel for Borrower shall have delivered to Lender a favorable opinion, dated the date of this Agreement, addressed to Lender, and satisfactory in form and substance to Lender, addressing such matters as Lender shall require.
(d) Representations. The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the date hereof and no Event of Default or Default shall be in existence on the date of this Agreement or shall occur as a result of Borrower’s execution and delivery of this Agreement.
(e) Lien Searches and Title Insurance. Lender shall have received such title searches, title commitments on the Real Property, secured transaction, judgment and docket searches as it deems appropriate and as required by the Commitment Letters.
(f) Insurance. Lender shall have received certificates or policies evidencing the insurance coverage required under Subsection 5.6 hereof.
(g) Legal Matters. All legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to Smigel, Anderson & Sacks, LLP, counsel for Lender.
(h) Compliance with Law; Litigation; Material Adverse Change. Lender shall have received evidence satisfactory to Lender in its sole reasonable discretion that: (i) the Real Property has been maintained and will be improved in compliance with applicable state and municipal statutes, regulations, codes and ordinances, including but not limited to, requirements related to building permits and approvals of federal and state environmental protection agencies; (ii) there is no action or proceeding pending or threatened against or affecting Borrower or the Guarantors which, if adversely determined, would impair the validity or enforceability of the Loan Documents or have a material adverse effect on the financial condition of Borrower; (iii) there has not been any material adverse change in the value of the Collateral, the financial condition of Borrower or the Guarantors or in the actual or prospective operating condition of Borrower or the Guarantors, between the date of the Commitment Letters and the Closing Date.

(i) Financial Statements. Borrower shall have provided to Lender the annual consolidated financial statements of Unilife Corporation (or its predecessor), meeting the requirements of Section 5.1 herein, for the last two (2) fiscal years preceding the date of this Agreement.
(j) Phase I Environmental Audit. Borrower shall have delivered to Lender a professionally structured Phase I Environmental Audit on the Real Property, in a format and type satisfactory to Lender and USDA. Lender reserves the right to approve the qualifications of the environmental consultant.
(k) Appraisal. Borrower shall have delivered to Lender a professionally structured appraisal, in a format and type satisfactory to Lender, indicating a value of not less Nineteen Million Dollars ($19,000,000.00) on the Real Property. Lender reserves the right to approve the qualifications of the appraiser.
(l) USDA Guaranty. Lender shall have received a full and acceptable USDA guaranty. In the event that the USDA guaranty has not been obtained by the Closing Date, each loan advance shall be further secured by sixty percent (60%) cash until such time that the USDA guaranty is sufficiently placed.
(m) Existing Bank Debt. Lender shall have received a reaffirmation of the USDA guaranty on Borrower’s existing debt with Lender.
(n) Redomiciliation of Unilife Medical Solutions, Ltd. and its Subsidiaries. Borrower shall deliver to Lender evidence of the completion of the schemes of arrangement pursuant to which Unilife Medical Solutions, Ltd. and its subsidiaries redomiciled into the State of Delaware and Unilife Corporation became the parent company of Unilife Medical Solutions, Ltd. and its subsidiaries.
(o) Exclusivity/Industrialization Agreement with Pharmaceutical Companies. Borrower shall deliver to Lender full, complete and unredacted copies of its Exclusivity/Industrialization Agreements with Sanofi-Aventis, and any amendments, restatements, modifications or supplements thereof or thereto.
(p) Miscellaneous. Borrower shall have delivered to Lender:
(i) a copy of the approved final land development plan (the “Land Development Plan”) for the Real Property;
(ii) a copy of the approved building plans (the “Building Plans”) for the Real Property; and

(iii) copies of all required governmental permits and approvals.
4.2 Approval of Construction Management Firm. All construction advances and inspections of the Real Property may be managed by a third party construction management firm, provided, however, that the third party construction management firm shall be approved by Lender.
4.3 Approval of and Contract with General Contractor. Borrower shall enter into a guaranteed maximum price or fixed price contract with a general contractor (“Contract with General Contractor”) that is acceptable to and approved by Lender and shall assign such guaranteed maximum price or fixed price contract to Lender. Borrower shall require the General Contractor to provide a performance bond in favor of Lender through a bonding company that is acceptable to and approved by Lender.
SECTION 5. AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that from and after the effective date of this Agreement and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, Borrower will observe the following covenants, unless Lender shall otherwise consent in writing:
5.1 Financial Statements and Tax Returns. Borrower will furnish to Lender:
(a) Annual Consolidating Financial Statements and Tax Returns of Unilife Corporation: as soon as available, but in any event not later than one hundred twenty (120) days after the close of each fiscal year of Unilife Corporation, audited consolidating financial statements and federal income tax returns prepared by an independent certified public accountant, reasonably satisfactory to Lender, in such detail as Lender may require, prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis. Lender reserves the right to request financial statements at more frequent intervals;
(b) Monthly Financial Statements of Guarantors: as soon as available, but in any event not later than the thirtieth (30th) day of each month’s end, internally prepared financial statements reasonably satisfactory to Lender, in such detail as Lender may require, prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis to include a balance sheet, a profit and loss statement and a cash flow statement; and
(c) Other Information: from time to time, such additional financial and other information as Lender may reasonably request.
5.2 Liabilities. Borrower will pay and discharge, at or before their maturity, all its obligations and liabilities (including, without limitation, tax liabilities and all employee wages as provided in the Fair Labor Standards Act, 29 U.S.C. §§206-207 and any successor statute), except those which may be contested in good faith, and maintain adequate reserves for any of the same in accordance with Generally Accepted Accounting Principles. Upon Borrower’s failure to pay such wages, or cause such wages to be paid, Lender shall have the right, but not the duty, at any time and from time to time, to pay all or part of such wages directly or indirectly on behalf of and for the account of Borrower. Borrower’s obligations with respect to such advance shall be evidenced by the Notes and shall be secured and guaranteed, as the case may be, by the Security Documents.

5.3 Notices. Borrower will promptly give notice in writing to Lender, of the occurrence of any of the following:
(a) any Event of Default or Default under this Agreement, or any event of default or similar occurrence under any instrument or other agreement of Borrower entitling any Person to accelerate the maturity of any obligation of Borrower or to exercise any other remedy against Borrower;
(b) any strike, lock-out, boycott or any other labor trouble;
(c) the commencement of any litigation, proceeding or dispute affecting the Collateral, or any dispute between Borrower and any Person, if such litigation, proceeding or dispute might interfere with the normal business operations of Borrower, or, if resolved other than in the favor of Borrower, such litigation, proceeding or dispute would have a material adverse effect on the financial condition of the Collateral; or
(d) any material and adverse change in the financial position, operations, business or prospects of Borrower.
5.4 Environmental Matters; Compliance with Laws.
(a) Borrower shall:
(i) immediately notify Lender (and any other person that Borrower is required to notify pursuant to any applicable laws) once it is aware of a Release or threatened Release of Hazardous Substances on or from the Real Property that might cause Contamination;
(ii) immediately notify Lender once an environmental investigation or clean-up proceeding is instituted by any Person in connection with the Real Property;
(iii) fully comply with and assist any such environmental investigation and clean-up proceeding;
(iv) promptly execute and complete any Remedial Actions necessary to ensure that such properties are in compliance with all applicable laws and free from Contamination, and to ensure that no environmental liens or encumbrances are levied against or exist with respect to the Real Property, and provide Lender with a certification from each agency having jurisdiction that such Remedial Actions have been completed to all such agencies’ satisfaction;

(v) immediately notify Lender of any citation, notification, complaint, or violation which Borrower receives from any Person which relates to or pertains to the making, storing, handling, treating, disposing, generating, transporting or Release of any Hazardous Substances;
(vi) promptly upon the written request of Lender if there is a change in circumstances regarding the Real Property which Lender reasonably believes requires further environmental site assessments or reports, provide Lender, from time to time, with an environmental site assessment or report, in form and substance satisfactory to Lender, or at Lender’s option, permit Lender, its agents, contractors and other representatives, to enter into the Real Property in order to make such report or assessment, and at such other times and as often as Lender may reasonably request, Borrower will make available at its offices to Lender or its representatives such historical and operational information (including the results of all samples sent for analysis), correspondence with official bodies, and environmental reviews conducted prior to and after the date of this Agreement regarding the Real Property as are within the possession, custody or control of Borrower or which are reasonably available to it, and will make appropriate personnel employed by Borrower having knowledge of such matters available for meetings with Lender or its representatives; and
(vii) comply, and cause the Real Property to comply, with all applicable federal, state, local and other environmental, zoning, occupational safety, health, employment, discrimination, labor and other laws and regulations.
(b) If Lender acquires equitable or legal title to any of the Real Property hereunder or under the Loan Documents, Lender does not accept and shall not bear (nor shall any assignee or transferee of Lender accept or bear) any responsibility for any Hazardous Substances in or about the Real Property or for the actual or threatened Release thereof from the Real Property. No provisions of the Loan Documents shall be interpreted to absolve or release Borrower from any liability or responsibility which it may have to any Person, under any local, state or federal statute or regulation, for Remedial Actions with respect to any such Hazardous Substances or for the actual or threatened Release of any such Hazardous Substances.
(c) If any action or claim is brought by the Environmental Protection Agency or any other regulatory agency against Borrower arising from the presence in, or about the Real Property, of Hazardous Substances or from the actual or threatened Release of such Hazardous Substances, Borrower shall immediately provide Lender, as Lender deems necessary, with a bond, in form and substance satisfactory to Lender, against any and all damages or liabilities that may arise from any such action or claim.
(d) Borrower shall defend, indemnify Lender and hold Lender harmless from and against all loss, liability, damage, cost, and expense, including without limitation, reasonable attorneys’ fees, fines, or other civil and criminal penalties or payments, for failure of the Real Property to comply in all respects with all environmental and other laws, caused, in whole or in part, regardless of fault, by Borrower, or by any past, present or future owner, occupier, tenant, subtenant, licensee, guest or other person. The provisions of this Paragraph 5.5(e) shall survive payoff, release, foreclosure, or other disposition of this Agreement, the Real Property, the Collateral, or such other properties hereunder or otherwise. Borrower shall remain liable hereunder regardless of any other provisions hereof which may limit Borrower’s liability.

(e) All sums advanced or paid by Lender under this Subsection 5.4, including sums so advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, and including, without limitation, reasonable attorneys’ fees, fines, or other penalties or payments, and all of Borrower’s obligations to defend, indemnify and hold harmless Lender, shall be deemed to be advances under the Notes and shall be at once repayable. Borrower’s obligations with respect thereto shall be evidenced by, and shall bear interest at the default rate provided in, the Notes and shall be secured and guaranteed, as the case may be, by the Security Documents.
5.5 Existence; Properties. Borrower will notify Lender at least thirty (30) days before any change of name of Borrower and will maintain:
(a) its limited liability company existence and its qualification to do business and good standing in each jurisdiction in which qualification is necessary for the proper conduct of its businesses;
(b) all licenses, permits and other authorizations necessary for the ownership and operation of the Real Property; and
(c) the Real Property in good repair, working order and condition and will make all necessary or appropriate repairs, renewals, replacements and substitutions, so that the value and efficiency of all such Collateral shall at all times be properly preserved and maintained.
5.6 Insurance.
(a) The Borrower shall continuously maintain the following insurance:
(i) General liability, hazard, casualty, and fire insurance on all of the Real Property;
(ii) Business interruption insurance and, whenever any of the Real Property are being leased, loss of “rental value” insurance for a period of at least twelve (12) months;
(iii) Workers’ compensation insurance (including employer’s liability insurance, if required by Lender) for all employees of the Borrower in an amount equal to the higher of the amounts required by Lender or the amounts required by law;
(iv) During the course of any construction or repair of Improvements, builder’s completed value risk insurance against “all risks of physical loss,” including collapse and transit coverage in non-reporting form, covering the total value of work performed and equipment, supplies and materials furnished. If required by Lender, any policy of such insurance shall contain a “permission to occupy upon completion of work or occupancy” endorsement; and

(v) Flood insurance, if the Real Property is in an area designated as a flood risk area by the United States Department of Housing and Urban Development.
(b) The full amount of any casualty and/or flood insurance, as applicable, carried on the Real Property shall be made payable to the Lender under the standard mortgagee clause or loss payee clause or additional insurance clause, as applicable.
(c) All policies shall be written in such forms, in such amounts and with such companies as are satisfactory to Lender, including, without limitation as to coverage limits and deductibles, and the insurer must agree to provide at least thirty (30) days’ prior notice to Lender of (i) cancellation, (ii) decision not to renew, and (iii) any modification reducing the amount or type of coverage. The amounts of the insurance policies shall at all times satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Borrower or become void or unsafe by reason of the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become unsatisfactory to Lender, Borrower shall immediately obtain new or additional insurance satisfactory to Lender. Borrower shall pay as they become due all premiums for such insurance, shall renew or replace each policy, shall deliver to Lender evidence of the payment of the full premium therefore at least fifteen (15) days prior to the expiration date of each policy, and shall deliver to Lender all original policies marked “premium paid.”
(d) Borrower shall deliver to Lender, at the time of each renewal of the policy (but at least once every two years), a statement satisfactory to Lender as to the then replacement and insurable values of the Collateral as determined by the underwriter of its insurance on the Collateral or, if such underwriter will not act, by a qualified appraiser satisfactory to Lender.
(e) Borrower shall promptly comply with and conform to (i) all provisions of each such insurance policy and (ii) all requirements of the insurers thereunder, applicable to Borrower or any of the Collateral or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Collateral, even if such compliance necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Collateral. Borrower shall not use any of the Collateral in any manner which would permit the insurer to cancel or increase the premium for any insurance policy.
5.7 Books and Records. Borrower will maintain accurate and complete records and books of account in accordance with Generally Accepted Accounting Principles, and will permit officers or representatives of Lender to examine and make excerpts from such books and records and to visit and inspect its properties, both real and personal, at all reasonable times upon reasonable prior notice.

5.8 Location of Business. Borrower will notify Lender in advance of any change in the location of any place of business of Borrower, whether the establishment of a new place of business or the discontinuance of a present place of business.
5.9 Construction.
(a) Borrower warrants that all work performed on the Real Property shall be performed in a good and workmanlike manner utilizing materials which are free from material defects. Borrower shall proceed with the construction in accordance with the approved Final Land Development plans and the approved Building Plans.
(b) Upon written reasonable notice from Lender, Borrower shall proceed with due diligence, at Borrower’s own expense, properly to replace or cause the replacement of any defective material and the performance of any labor necessary to correct any material defect in the work.
(c) Facility A and Facility B shall be repaid in full by the maturity date thereof irrespective of delays caused by governmental restrictions, weather conditions, defaults by contractors or sub-contractors, strikes or other labor disputes, shortages of labor or materials or for any other reasons, time being of the essence.
(d) The construction shall be performed strictly in accordance with an approved Land Development Plan and approved Building Plans, and all applicable statutes, laws and ordinances, and in accordance with the rules, regulations and requirements of all regulatory authorities having jurisdiction over the geographic areas in which the Real Property is situated, or any other body now or hereafter constituted exercising similar functions; provided, in the event of any material conflict between the Land Development Plan and the Building Plans and the provisions of any statute, law, ordinance, rule, regulation or requirement as aforesaid, and any material departure from the Land Development Plan by reason thereof, Borrower shall use its best efforts obtain the approval of Lender to any necessary revisions in the Land Development Plan and Building Plans.
(e) The improvements when erected will be wholly within the building restriction lines, however established, and will not violate applicable use or other restrictions contained in prior conveyances, zoning laws or regulations and shall not encroach upon or overhang any easements, rights-of-way, or land of others.
(f) Borrower shall comply with or cause the applicable party to comply with all of its or their obligations for construction and installation of certain on-site and/or off-site facilities, and Borrower shall promptly deliver to Lender copies of all notices given to, or received from, the other party or parties to any such agreements.

(g) Borrower shall use the Loan proceeds solely for the payment of costs contained in the Contract with General Contractor or as permitted by Section 5.10(b) below, as the same may be amended from time to time with the prior written consent of Lender or as otherwise permitted by the Lender.
(h) Borrower shall promptly notify Lender of any material change in any fact or circumstances represented or warranted by Borrower in this Agreement or in any other Loan Document and of any other material adverse change in the business or operations of Borrower.
(i) Borrower agrees to provide and cause to be provided to Lender and its authorized agents, at all times, facilities commonly made available by responsible general contractors for the inspection of the Real Property and the improvements, and to afford full and free access to Lender and its authorized agents to all plans, drawings and records with respect to the construction. Borrower further agrees to send monthly to Lender a copy of all construction inspection reports made by any architect or engineer employed by Borrower. Lender reserves the right to request such construction inspection reports at more frequent intervals. Borrower acknowledges that Lender will inspect construction periodically as it progresses relative to the completion and quality of the work completed and the materials suitably stored on site, and the amount of construction funds eligible for disbursements of the Loan.
5.10 Disbursement of Loan Proceeds — Facility A.
(a) All advances made hereunder shall be disbursed by Lender from time to time as the work progresses upon written application of, and pursuant to requests for advances (“Vouchers”) in the form attached hereto as Exhibit “_____” signed by, the person or persons specified as Borrower’s authorized representatives. Advances shall be disbursed no more than twice each month. Each such Voucher shall specify the amount of the Loan disbursement requested, the percentage of construction completed and the date on which such percentage was completed. Each Voucher shall be subject to the approval of Lender but the approval of such Voucher by Lender shall not constitute an approval or acceptance of the work or materials, nor be binding upon Lender, except to the extent that the facts actually are as so represented when so approved, nor shall such approval give rise to, any liability or responsibility relating to (i) the quality of the work, the quantity of the work, the rate of progress in completion of the work, or the sufficiency of materials or labor being supplied in connection therewith, or (ii) any errors, omissions, inconsistencies or other defects of any nature in the Land Development Plan and the Building Plans. Any inspection of the work that Lender may choose to make, whether during the progress of the work shall be solely for Lender’s information and under no circumstances will they be deemed to have been made for the purpose of supervising or superintending the work, or for the information or protection of any right or interest of any person or entity other than Lender.

(b) At option of Lender but after reasonable notice to Borrower, disbursements may be made directly by Lender to Borrower, Borrower’s contractor, sub-contractors, and/or materialmen, or by way of a co-pay treasurer’s check to Borrower, and/or to any architect or any engineer engaged by Borrower to superintend or supervise the work or any part thereof, any contractor or sub-contractors and materialmen, or some or any of them, as Lender may elect from time to time. At discretion of Lender, such payments may be made to governmental bodies pursuant to an arrangement securing obligations of the Borrower with such entities. It is understood that this provision shall not create any privity of contract or any trustee, beneficiary or guarantor relationship of any kind between said parties and the Lender. Anything to the contrary in this Agreement notwithstanding, Lender shall have the right, at its option, not to make any advance after its initial advance unless it is furnished (i) an endorsement by the title company insuring the lien of the Mortgage, that the amount of the advance in question is insured as being secured by the Mortgage with no exceptions for mechanics liens or any other exceptions other than those reasonably agreed to by Lender and/or (ii) a full or partial release of liens for all work performed or materials furnished through the date of the Voucher from any and all contractors, subcontractors, materialmen, architects, engineers or others who may be entitled to a lien on the Real Estate or Improvements. Borrower shall, on request of Lender, deliver this title endorsement and releases to Lender each time that funds are requested in accordance with the terms of this Agreement.
(c) Vouchers (and, if Lender so requests, certificates of Borrower’s engineer or architect in support thereof, and in such form as Lender may reasonably specify) shall be delivered to Lender from time to time as the work progresses, specifying the work and materials for which costs were incurred for payment of which an advance is requested. Such Vouchers shall be issued only for work completed and materials, free of any chattel mortgage, conditional sale, security interest or any other lien or encumbrance, physically incorporated into the construction. Each such Voucher, when approved by the person(s) named as Borrower’s authorized representatives shall constitute a representation, with respect to the work and materials for which payment is requested, that (i) they have been physically incorporated into the construction free of liens and encumbrances as aforesaid, that the value is as estimated, (ii) that they have been performed or installed in a good and workmanlike manner, (iii) that the work and materials conform to the Land Development Plans and the Building Plans and to all applicable statutes, laws or ordinances, administrative rules, regulations and requirements, and (iv) that all improvements are wholly with the building restrictions (however established) of the Real Property.
(d) Upon approval of each Voucher by Lender, Lender shall make disbursements of the amount called for by Voucher, at Lender’s option either (i) by its check in the requisite amount to the person entitled thereto, pursuant to the Voucher or (ii) by depositing such sum in an account of Borrower maintained with Lender or to such other bank account designated by Borrower at a bank approved, in writing, by Lender, or (iii) by depositing such sum with the title insurance company insuring the lien of the Mortgage and acting as disbursing agent for the Loan proceeds.
(e) No payment shall be due pursuant to the Voucher unless in the reasonable judgment of Lender, whose decision shall be final in such matters, all work usually done and all materials usually furnished at the stage of construction when the payment is to be made has been done and furnished in accordance with this Agreement.

(f) No disbursements on account of the Loan shall be made by Lender at any time when Borrower is not entitled thereto hereunder.
(g) Lender shall have the right to apply any funds which it agrees to advance hereunder to bring the completion of the improvements or to the payment of any taxes, special assessments or any other charges which could be a lien on the Real Property, or any interest on the Loan, or any premium on any insurance policy required hereunder affecting the Real Property or the improvements, and if such funds so agreed to be advanced are insufficient, Borrower agrees to deliver and pay to Lender, such sum(s) of money as Lender may demand from time to time for the purpose of completing the improvements or of paying any of the aforesaid charges or premiums, or any other charge or expense which may have been incurred or assumed by Lender under or in performance of this Agreement. In making disbursements, Lender shall draw first upon such additional deposits made by Borrower until such funds have been exhausted, and then upon the Loan.
(h) Borrower agrees that by making a request for an advance hereunder, Borrower shall be deemed to be reconfirming to Lender that all representations and warranties of Borrower set forth in Section 3 of this Agreement and all related instruments, agreements and documents remain true and correct in all material respects as of the date of each request.
5.11 Compliance with Laws. Borrower shall comply with the laws of the Commonwealth of Pennsylvania and the ordinances, regulations, rules, and directions of any federal or state agency and of any municipal or public entity, which apply to or affect Borrower, and Borrower shall save Lender harmless from all annoyances and fines and shall give the proper authorities all requisite notice relative to the work and shall procure and pay for all necessary licenses and permits with respect thereto.
5.12 Financial Covenants. Borrower and Guarantors shall maintain the Financial Covenants measured annually beginning June 30, 2011; provided, however, if Borrower and Lender are unable to agree on revised Financial Covenants by September 30, 2011, the Debt Service Reserve Account shall remain in place until such time the Financial Covenants are agreed upon by the parties. Lender may, at its sole discretion, postpone the date on which Borrower and Guarantors must comply with the Financial Covenants.
5.13 Deposit Accounts. Borrower and Guarantors shall maintain their primary deposit relationships with Lender.
5.14 Debt Service Reserve Account. Borrower shall establish a debt service reserve account with Lender in the amount of $2,400,000.00. Borrower shall assign such debt service reserve account to Lender. Borrower shall be permitted to use such debt service reserve account for debt payments, provided however, that Borrower shall replenish such debt service reserve account every six (6) months to equal twelve (12) months of debt payments. The balance in such debt service reserve account shall in no event be less than $1,600,000.00. In the event that a reasonably satisfactory supply agreement is established with a pharmaceutical company, such debt service reserve account shall be released provided, however, that Section 5.12 has been satisfied. Lender, at its sole discretion, shall annually establish the cash flow threshold of such debt service reserve account.

5.15 IFIP Grants. In the event that Borrower obtains an IFIP grant, all grant funds shall be released to Lender by IFIP through the York County Industrial Redevelopment Authority and Lender shall reimburse Borrower up to $200,000 per year for such grant funds.
5.16 USDA Loan Guaranty. Borrower shall at all times during the loan hereunder comply with all terms, conditions and requirements to keep the USDA Loan Guaranty in effect.
5.17 Regulator Approval and Compliance of RTF Syringe. Upon notice to Borrower of the regulator approval and compliance of the RTF Syringe, Borrower shall immediately provide a copy of such approval and compliance to Lender.
SECTION 6. NEGATIVE COVENANTS.
Borrower covenants and agrees that from and after the effective date of this Agreement and so long as any of the Obligations remain outstanding and unpaid, in whole or in part, Borrower will observe the following covenants unless Lender shall otherwise consent in writing:
6.1 Mergers, Consolidations. Borrower will not enter into any transaction of merger or consolidation or sell of dispose of any significant portion of its assets or sell, assign, redeem, or dispose of the Borrower’s membership interest or the Borrower’s ownership interest in any entity without the prior written approval of Lender.
6.2 Liens. Borrower will not create, assume, or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind upon the Collateral without the prior written consent of the Lender, which will not be unreasonably withheld, except:
(a) the liens and security interests created or permitted by the Security Documents;
(b) liens for taxes not yet payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of Borrower;
(c) mechanics’, materialmen’s, warehousemen’s, carriers’ or other like liens arising in the ordinary course of business of Borrower, if any, arising with respect to obligations which are not overdue for a period longer than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of Borrower;
(d) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by Borrower.

6.3 Disposition of Assets. Borrower will not liquidate or dissolve (or suffer any liquidation or dissolution), or convey, sell, lease, pledge, or otherwise transfer or dispose of all or any substantial part of the Collateral.
6.4 Handling of Hazardous Substances. Borrower will not permit the use of, nor use, nor produce as a result or as a by-product of its business or operations, nor store or hold at its premises, any Hazardous Substance unless Borrower strictly and fully complies with all requirements of any applicable law, regulation, decision or edict relating to the special handling, collection, storage, treatment, disposal, or transportation of such Hazardous Substance. Borrower will not permit the Release or threatened Release of any Hazardous Substance on, from, or near its premises that would cause Contamination.
6.5 Use of Proceeds. Borrower will not directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.
SECTION 7. EVENTS OF DEFAULT, REMEDIES.
7.1 Events of Default. The following shall constitute Events of Default:
(a) Non-Payment. (i) Failure by Borrower to pay the principal of or accrued interest on either of the Notes or any other instrument evidencing the Obligations to Lender within ten (10) days of when due, or (ii) the failure of Borrower to pay any other amount payable to Lender, whether under this Agreement or otherwise, within, in each case, ten (10) days after notice by Lender thereof.
(b) Falsity of Representations and Warranties. Any representation or warranty made by Borrower in this Agreement or in any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall be false or misleading in any material respect.
(c) Failure to Perform Certain Covenants. Failure by Borrower to observe or perform any other covenants, conditions or provisions contained in this Agreement or in any other Loan Document, provided that, except with respect to a violation of the covenants contained in Subsection 6.1 which shall be an immediate Event of Default, such failure shall continue for a period of thirty (30) days after written notice thereof from Lender to Borrower.
(d) Voluntary Bankruptcy, Etc. The commencement by Borrower of a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state Bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower for the Collateral or the making by Borrower of any assignment for the benefit of creditors, or the failure of Borrower generally to pay its or his debts as such debts become due, or the taking of action by Borrower in furtherance of any of the foregoing.

(e) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court in respect of Borrower in an involuntary case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state Bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower for the Collateral, or ordering the winding-up or liquidation of Borrower’s affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days.
(f) Default Under Other Documents. An “Event of Default” or similar event shall have occurred and be continuing under any other Loan Document.
(g) Judgments. One or more judgments are entered against Borrower with respect to the Collateral or claims involving the Collateral in the aggregate amount of Fifty Thousand Dollars ($50,000) or more, and Borrower shall not obtain the satisfaction, release, stay or dismissal thereof within sixty (60) days thereof.
(h) Cross-Collateral/Cross-Default. Any Event of Default under the Loan Documents or an event of Default under any other loan with Lender shall constitute a default under all loans to Borrower, and further, the Collateral for the loan to Borrower shall serve as Collateral for all loans to Borrower.
7.2 Acceleration. Upon the occurrence of an Event of Default specified in Subsection 7.1, Lender may, by written notice to Borrower, terminate immediately and irrevocably any obligation of Lender to make any advances to or for the account of Borrower, and declare the Notes and all other instruments evidencing the Obligations to be due and payable, whereupon the principal amount of the Notes and all outstanding Obligations, together with accrued interest thereon and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.
7.3 Right of Setoff. Upon the occurrence of a Default or an Event of Default, Lender shall have the right, in addition to all other rights and remedies available to it, to set off against the unpaid balance of the Notes, and any other Obligations, any debt owing to Borrower by Lender and any funds in any deposit account maintained by Borrower with Lender.
7.4 No Marshalling, Etc., Required. If an Event of Default shall have occurred and be continuing, Lender shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and Borrower waives, to the fullest extent that it lawfully can, (a) any right it might have to require Lender to pursue any particular remedy before proceeding against it, and (b) any right to the benefit of, or to direct the application of the proceeds of, any Collateral until the Obligations have been paid in full.

7.5 Site Assessments. In connection with Lender’s consideration of enforcement or preservation of rights under any Loan Document, if an Event of Default shall occur if there is a change in circumstances regarding the Real Property which Lender reasonably believes requires further environmental site assessments or reports, Borrower shall permit such persons (“Site Reviewers”) as Lender may select to visit the Real Property and perform such environmental and other site investigations and assessments thereof (“Site Assessments”) for the purpose of determining whether the Real Property is subject to any Contamination or other condition which could result in any liability, cost or expense to the owner or occupier thereof relating to Hazardous Substances or otherwise. Such Site Assessments may include both above-and below-the-ground sampling and/or testing for Contamination and such other tests as may be necessary in the opinion of the Site Reviewers. Borrower shall supply to the Site Reviewers such historical and operational information, including the results of all samples sent for analysis, correspondence with official bodies and previous environmental audits or environmental reviews regarding its properties as are within its possession, custody or control or which are reasonably available to it, and will make available for meetings with the Site Reviewers appropriate personnel employed by Borrower having knowledge of such matters. The cost of performing all Site Assessments shall be paid by Borrower within ten (10) days after demand by Lender, together with interest thereon at the default rate specified in the Notes from and after such tenth day until paid. The provisions of this Subsection 7.5 are in addition to all rights of Lender under this Agreement and the other Loan Documents. Copies of all reports shall be promptly provided to Borrower at Borrower’s request.
SECTION 8. MISCELLANEOUS.
8.1 No Waiver; Cumulative Remedies. No failure or delay on the part of Lender in exercising any right, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude or require any other or further exercise thereof or the exercise of any other right, power or privilege. Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender, and then only to the extent specifically set forth in writing. A waiver with respect to one event shall not be construed as continuing or as a bar to or a waiver of any right or remedy with respect to a subsequent event. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
8.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) three business days after mailing, if mailed by certified or registered mail with postage prepaid, (c) on the next business day after dispatch, if delivered by Federal Express or other reputable overnight mail service, or (d) on the date transmitted (if transmitted before 5:00 p.m., prevailing time at the recipient’s location, otherwise on the next business day), if telecopied and followed by written confirmation thereof addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

Lender:	Metro Bank 3801 Paxton Street Harrisburg, PA 17111 Facsimile: 717-909-0589 Attn: Michael J. Bunn, Vice President, Commercial Loan Officer

with a copy to:	Smigel, Anderson & Sacks, LLP 4431 North Front Street Harrisburg, PA 17110 Facsimile: 717-234-3611 Attn: Stuart J. Magdule, Esquire

Borrower:	Unilife Cross Farm LLC 633 Lowther Road Lewisberry, PA 17339 Attn: Alan D. Shortall, CEO After December 31, 2010 250 Cross Farm Lane York, PA 17406

with a copy to:	McNees Wallace & Nurick LLC 100 Pine Street, PO Box 1166 Harrisburg, Pennsylvania 17108-1166 Facsimile: 717-260-1687 Attn: Shaun Eisenhauer, Esquire
8.3 Reimbursement of Lender. Borrower hereby agrees to reimburse Lender for its out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by Lender in connection with the development, preparation, execution and enforcement of this Agreement and all the Loan Documents, including, without limitation, all counsel fees in connection with any Bankruptcy or insolvency proceeding involving Borrower, this Agreement or any of the other Loan Documents. Such expenses and counsel fees shall be paid simultaneously with the execution of this Agreement and all such expenses hereafter incurred shall be paid within ten (10) days after notice by Lender.

8.4 Payment of Expenses and Taxes. In addition to payment of the expenses and counsel fees provided for in Section 8.3, Borrower agrees to pay, and to save Lender harmless from any delay in paying, stamp and other similar taxes, if any, including, without limitation, all levies, impositions, duties, charges or withholdings, together with any penalties, fines or interest thereon or other additions thereto, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Loan Documents or any modification of any thereof or any waiver or consent under or in respect of any thereof.
8.5 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made in this Agreement and all other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan hereunder. The provisions of Subsections 5.4(e), 7.5, 8.3, 8.4, 8.5, 8.8, 8.9, and 8.10 hereof shall survive payment of the Obligations.
8.6 Successors. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender.
8.7 Construction. This Agreement, and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the domestic internal laws of the Commonwealth of Pennsylvania without regard to its rules pertaining to conflict of laws. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.8 Severability. Any provision contained in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.9 Indemnity. Borrower hereby agrees, whether or not any of the transactions contemplated in the Loan Documents shall be consummated, to pay, assume liability for, and indemnify, protect, defend, save and keep harmless Lender from and against, any and all liabilities, obligations, losses, damages, settlements, claims, actions, suits, penalties, costs and expenses (including, but not limited to, legal and investigative fees and expenses) of whatsoever kind and nature, including, but not limited to claims based upon negligence, strict or absolute liability, liability in tort, latent and other defects (whether or not discoverable), and any claim for patent, trademark or copyright infringement which may from time to time be imposed on, incurred by or asserted against Lender (whether or not any such claim is also indemnified or insured against by any other person) in any way relating to or resulting from this Agreement or any other Loan Document, or any of the transactions contemplated herein or therein, except if claim is the result of the gross negligence or willful misconduct of Lender. The provisions of this subsection shall survive the payoff, release, foreclosure or other disposition, as applicable, of this Agreement, the Obligations or the Collateral.

8.10 Waiver of Trial by Jury; Jurisdiction.
(a) Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Loans or any event, transaction, or occurrence arising out of or in any way connection with the Loans, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. BORROWER ACKNOWLEDGES AND AGREES THAT THIS SUBSECTION 8.10 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT BETWEEN THE PARTIES AND THAT LENDER WOULD NOT EXTEND THE LOANS TO BORROWER IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.
(b) For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the Loans, Borrower hereby irrevocably consents and submits to the jurisdiction and venue of any of the following: the Court of Common Pleas of Dauphin County or the Federal District Court for the Middle District of Pennsylvania. Borrower irrevocably waives any objection which it may now or hereinafter have to the laying of the venue of any suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The provisions of this Paragraph 8.10(b) shall not limit or otherwise affect the right of Lender to institute and conduct action in any other appropriate manner, jurisdiction or court.
8.11 Actions Against Lender; Release.
(a) Any action brought by Borrower against Lender which is based, directly or indirectly, or on this Agreement or any other Loan Document or any matter in or related to this Agreement or any other Loan Document, including but not limited to the making of the Loan or the administration or collection thereof, shall be brought only in the courts of the Commonwealth of Pennsylvania. Borrower may not file a counterclaim against Lender in a suit brought by Lender against Borrower in a state other than the Commonwealth of Pennsylvania unless under the rules of procedure of the court in which Lender brought the action the counterclaim is mandatory and will be considered waived unless filed as a counterclaim in the action instituted by Lender.
(b) Upon full payment and satisfaction of the Loan and the interest thereon, as provided in Section 2 hereof, the parties shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability or obligation in connection with the Loans except as expressly set forth herein, except to the extent an payment received by Lender is determined to be a preference or similar voidable transfer.

8.12 Performance by Lender. If Borrower shall fail to observe or perform any of the terms, agreements or covenants contained in this Agreement, or in any other Loan Document, Lender may, in its discretion, but without any obligation or duty to do so, and without waiving any Default, or Event of Default, perform any of such terms, agreements or covenants, in part or in whole, and any money advanced or expended by Lender in or toward the fulfillment of such terms, agreements or covenants, shall be due on demand and become a part of and be added to the indebtedness due under the Notes and secured as herein provided with interest thereon at the rate specified in such Notes from the date of the respective advance or expenditure. Lender’s rights contained in this Subsection 8.12 shall be in addition to all of Lender’s rights under any other provision of this Agreement, and Lender may, at its sole election, exercise any one or more, or all, of such rights alternatively or concurrently.
8.13 Further Actions. Borrower shall execute and deliver such documents and instruments, and take such other actions, as Lender deems necessary to consummate the transactions described in this Agreement, even if such actions shall be required after the Closing Date.
8.14 Entire Agreement. This Agreement and the Loan Documents represent the entire agreement between Lender and Borrower with respect to the financing transactions to which they relate, and cannot be changed or amended except by an agreement in writing signed by the party against whom enforcement of the change or amendment is sought.
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IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written

WITNESS/ATTEST:	UNILIFE CROSS FARM LLC

/s/ J. Christopher Naftzger	By:	/s/ R. Richard Wieland
J. Christopher Naftzger, Corporate Secretary		R. Richard Wieland, Executive Vice
President and Treasurer

METRO BANK

	By:	/s/ Michael J. Bunn
Michael J. Bunn, Vice President,
Commercial Loan Officer